Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President and	Associate Vice President, Investor Relations
	Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

Salix Announces Issuance of U.S. Patent for Rifaximin

Patent Covers the Use of Rifaximin in IBS

RALEIGH, NC, May 20, 2010 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP - News) today announced that the United States Patent and Trademark Office has issued U.S. Patent No. 7,718,608. This patent provides protection until August 2019 for rifaximin, which Salix markets in the United States under the trade names XIFAXAN® (200mg) and XIFAXAN550™ (550mg).

U.S. Patent No. 7,718,608 (the ‘608 patent) provides protection relating to a method of treating a subject suffering from irritable bowel syndrome. Salix has an exclusive license to this patent from Cedars-Sinai Medical Center to make, have made, use, sell and have sold and import licensed products related to the use of rifaximin. Salix currently is assessing the use of rifaximin in the treatment of IBS.

“We are pleased to announce the issuance of additional intellectual property protection for rifaximin in the treatment of irritable bowel syndrome,” commented Carolyn Logan, President and Chief Executive Officer. “The issuance of the ‘608 patent is yet another example of how we have strengthened the intellectual property protection for rifaximin over the past 18 months. We view patent protection as an essential component of our product life cycle management strategy to protect the indications in development as well as the products in our portfolio.”

Salix acquired rights to market rifaximin in North America from Alfa Wassermann S.p.A. in Bologna, Italy.

About Salix Pharmaceuticals

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete with any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Web site at www.salix.com or contact the Company at 919-862-1000. Information on our Web site is not incorporated into our SEC filings.

Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; generic and other competition; market acceptance for approved products; our need to return to profitability and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.